Exhibit 3.1

ARTICLES OF AMENDMENT
OF
DECLARATION OF TRUST
OF
EQUITY OFFICE PROPERTIES TRUST

     Equity Office Properties Trust, a Maryland real estate investment trust (hereinafter called the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Declaration of Trust of the Trust is hereby amended by deleting Section 5.2 in its entirety and by adding a new Section 5.2 to read as follows:

     “Section 5.2. Number and Election. The number of Trustees (hereinafter the “Trustees”) shall be not less than nine but may be increased to a maximum of sixteen pursuant to the Bylaws of the Trust. Notwithstanding the foregoing, if for any reason any or all of the Trustees cease to be Trustees, such event shall not terminate the Trust or affect the Declaration of Trust or the powers of the remaining Trustees. The Trustees shall be elected by the shareholders at every annual meeting thereof in the manner provided in the Bylaws or, in order to fill any vacancy on the Board of Trustees, in the manner provided in the Bylaws. The Trustees may increase the number of Trustees and fill any vacancy, whether resulting from an increase in the number of Trustees or otherwise, on the Board of Trustees. All Trustees shall hold office for a term expiring at the next succeeding annual meeting of shareholders, with the Trustees to hold office until their successors are duly elected and qualified. Election of Trustees by shareholders shall require the vote and be in accordance with the procedures set forth in the Bylaws.

     It shall not be necessary to list in the Declaration of Trust the names and addressees of any Trustees hereinafter elected.”

     SECOND: The amendment to the Declaration of Trust of the Trust as set forth above has been advised by the Board of Trustees of the Trust and approved by the shareholders of the Trust as required by law and the Declaration of Trust of the Trust.

     IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment of Declaration of Trust of Equity Office Properties Trust to be signed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Executive Vice President, Chief Legal Counsel and Secretary on May 30, 2003.

WITNESS:		EQUITY OFFICE PROPERTIES TRUST

By:	/s/ Stanley M. Stevens	By:	/s/ Richard D. Kincaid

	Stanley M. Stevens Secretary		Richard D. Kincaid President and Chief Executive Officer

     THE UNDERSIGNED, President and Chief Executive Officer of Equity Office Properties Trust, who executed on behalf of the Trust Articles of Amendment of Declaration of Trust of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Trust the foregoing Articles of Amendment of Declaration of Trust to be the act of said Trust and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Richard D. Kincaid

Richard D. Kincaid President and Chief Executive Officer

2